  Exhibit 23.2
Deloitte LLP Bay Adelaide East 22 Adelaide Street West Suite 200 Toronto ON M5H 0A9 Canada Tel: 416-601-6150 Fax: 416-601-6610 www.deloitte.ca
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No(s). 333-172796 and 333-196112 on Form F-3 of our report dated February 26, 2016, relating to the 2015 consolidated financial statements of Intellipharmaceutics International Inc. and subsidiaries (the “Company”) for the years ended November 30, 2015 and 2014 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Current Report on Form 6-K dated February 9, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
February 9, 2017
Toronto, Canada